Exhibit 99

NIC Inc. Promotes Chief Security Officer to Executive Officer

Jayne Friedland Holland joins company’s executive team

OLATHE, Kan.--(BUSINESS WIRE)--May 7, 2015--NIC Inc. (NASDAQ: EGOV), the dominant provider of eGovernment services, announces the promotion of NIC’s Chief Security Officer, Jayne Friedland Holland, effective immediately. With this promotion, Ms. Holland joins NIC’s executive team and becomes the first female executive officer in the Company’s 23-year history.

“The security of the digital government services we develop has been and will continue to be a top priority for NIC,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “This is a critical responsibility within our Company, and I believe so strongly in its importance that NIC will join other forward-looking and leading companies by placing the Chief Security Officer on our executive team. Beyond Jayne’s cyber-security expertise, I value the legal counsel and strategic vision she has shared over the years, making her an obvious choice to join our executive team. Her leadership will be extremely beneficial to our executive team and the future of NIC.”

Ms. Holland joined NIC in 2005 as an Associate General Counsel and was promoted to Chief Security Officer in 2013, joining the company’s Senior Management Leadership team in 2014. As Chief Security Officer, Ms. Holland oversees NIC’s legal, policy, and technology practices to ensure the security of its web portals and online services. In addition, she oversees Payment Card Industry (PCI) compliance for the enterprise and the performance of internal infrastructure security reviews.

About NIC

Founded in 1992, NIC (NASDAQ: EGOV) is the nation's leading provider of official government websites, online services, and secure payment processing solutions. The company's innovative eGovernment services help make government more accessible to everyone through technology. The family of NIC companies provides eGovernment solutions for more than 3,500 federal, state, and local agencies in the United States. Forbes has named NIC as one of the “100 Best Small Companies in America” six times, most recently ranked at No.36 (2014), and the company has been included five times on the Barron’s 400 Index. Additional information is available at http://www.egov.com.

CONTACT:
NIC
Angela Davied, 913-754-7054
Director of Corporate Communications
adavied@egov.com